Exhibit 99.1

International Headquarters
5221 North O’Connor Blvd.
Suite 500
Irving, Texas 75039		News Release
Phone:	972.869.3400
Fax:	972.443.1701

FOR IMMEDIATE RELEASE

Contact :	Jim Taylor, President, Chief Executive Officer
972-869-3400
jtaylor@thomasgroup.com

Thomas Group Announces Third Quarter 2004 Results

Irving, Texas, October 18, 2004 Thomas Group, Inc. (TGIS.OB) today announced net income of $0.3 million, or $0.02 per diluted share, for the third quarter of 2004 on revenues of $7.3 million.

For the nine months ended September 30, 2004 the Company reported net income of $0.8 million, or $0.08 per diluted share, on revenues of $22.1 million. This compares favorably to the nine months ended September 30, 2003 net income of $0.3 million, or $0.03 per share, on revenues of $23.1 million.

“I’m very pleased with the solid performance of our Company”, said Jim Taylor, CEO.  “For over two years now, we have generated operating profits, and during that time have reduced debt 77% which positions us for immediate growth. The elimination of many fixed costs and long-term commitments has allowed us to redirect funds into sales efforts this year. We have significantly increased the number of salespeople, and we are actively selling in our targeted commercial markets. Although the appetite for consulting services is still constrained in most potential clients today, we have a strong value proposition that produces results each and every time. We are focused on growing our business by delivering results to clients, and in the coming months, we will take that message to the marketplace and to investors in new and innovative ways.”

Third Quarter and Year-to-Date 2004 Financial Performance:

•              Gross Margins: Gross profit margins decreased to 49% from 52% when comparing the third quarter of 2004 with 2003. The lower margins are attributable to decreased revenue while direct costs remained relatively flat. Although the number of consultants decreased quarter over quarter to match the revenue decline, per capita costs increased in 2004 due to medical insurance and pension cost increases. For the nine month comparative results, gross margins remained steady at 48%.

•              SG&A:  Selling, general and administrative costs for the third quarter decreased $0.4 million to $3.3 million from $3.7 million in the third quarter of 2003. This decrease is the result of the Company’s focus on reducing fixed expenses such as rent and telecom costs. In addition, the third quarter of 2003 included a loss on subleased office space, which did not recur in the third quarter of 2004. Selling, general and administrative costs decreased $0.6 million when comparing the first nine months of 2004 with 2003. This decrease consists of reductions in personnel, travel, telecommunications and savings related to the renegotiation of office leases.

•              Liquidity, Credit Facility and Debt Reduction: On August 16, 2004, Bank of America became the Company’s senior lender, replacing Comerica Bank. The new credit facility provides for a $5.5 million revolving line of credit, which will be used to fund revenue growth, particularly in North America. The Company’s former credit facility consisted of a $3.0 million revolving line of credit and a $2.2 million term note. Under the new Bank of America line of credit, the Company is able to apply any excess cash against its debt and then borrow back as needed. This has reduced the Company’s average daily debt balance by over $1.0 million since August 16 and, as a result, interest expense on senior debt has been cut in half. On September 30, 2004, total senior bank debt was $0.8 million compared to $3.9 million one year ago.

Business Development:  During the third quarter of 2004, the Company signed $10.0 million in new business bringing the nine month total to $19.1 million. This includes $15.8 million of new and extended business with United States military contracts and $3.3 million of new and extended business with commercial clients primarily in Asia and the United States.

Backlog: As of September 30, 2004, the Company had backlog of $16.8 million, of which $3.6 million is contracted for 2004.

***

Thomas Group, Inc. is an international, publicly traded business consulting firm (TGIS.OB).  Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, free up cash and drive to higher profitability.  Known as The Results CompanySM, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise.  Thomas Group has offices in Dallas, Detroit, Zug, and Hong Kong.  For additional information on Thomas Group, Inc., please go to www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

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THOMAS GROUP, INC.

Selected Consolidated Financial Data (Unaudited)

(Amounts stated in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
		(Restated)		(Restated)
Consulting revenue before reimbursements	$7,277	$8,082	$22,063	$22,663
Reimbursements	9	115	91	440
Total revenue	7,286	8,197	22,154	23,103
Cost of sales before reimbursable expenses	3,684	3,783	11,330	11,605
Reimbursable expenses	9	115	91	440
Total cost of sales	3,693	3,898	11,421	12,045
Gross profit	3,593	4,299	10,733	11,058
Selling, general and administrative	3,250	3,695	9,653	10,221
Operating income	343	604	1,080	837
Other expense, net	(65)	(154)	(239)	(523)
Income before income taxes	278	450	841	314
Income taxes	15	34	16	36
Net income	$263	$416	$825	$278

Earnings per share:
Basic	$.03	$.04	$.09	$.03
Diluted	$.02	$.04	$.08	$.03

Weighted average shares:
Basic	9,665	9,556	9,648	9,556
Diluted	10,529	10,087	10,559	10,019

THOMAS GROUP, INC.

Selected Consolidated Financial Data (Unaudited)

(Amounts stated in thousands)

Selected Segment Revenue Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

North America	$7,084	$7,394	$21,088	$20,550
Europe	—	—	10	70
Asia/Pacific	202	803	1,056	2,483
Total Revenue	$7,286	$8,197	$22,154	$23,103

Selected Balance Sheet Data

	September 30, 2004	December 31, 2003
Cash	$(45)	$1,924
Trade Accounts Receivables	5,337	3,549
Total Current Assets	5,959	6,182
Total Assets	6,876	7,440
Total Current Liabilities	3,772	3,685
Total Liabilities	5,224	6,765
Total Stockholders’ Equity	1,652	675